UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 10, 2006
CanWest Petroleum Corporation
(Exact name of registrant as specified in its charter)

Colorado	0-27659	98-0461154

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205, 707— 7th Avenue S.W. Calgary, Alberta, Canada	T2P 3H6

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (403) 263-1623
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On October 10, 2006, Erdal Yildirim entered into an Executive Employment Agreement with the Company pursuant to which Mr. Yildirim will serve as Executive Vice President, Project Development of the Company, and he will receive a base annual salary of $221,932 ($250,000 Cdn). The Executive Employment Agreement is effective as of October 2, 2006. Mr. Yildirim is entitled to participate in the Company’s long and short term incentive plans (including stock option plans) and bonuses from time to time in amounts and on such terms and conditions as may be determined by the Board of Directors in its sole discretion.
     According to the severance terms of the Executive Employment Agreement, upon termination of employment by the Company without cause or upon triggering events or a change in control (all of which are defined in the agreement along with the capitalized terms used in this paragraph), Mr. Yildirim will receive: (i) a lump sum payment equal to the Monthly Base Fee as at the Termination Date, multiplied by the number of months in the Notice Period; (ii) a further lump sum payment equal to the value of Mr. Yildirim’s benefits multiplied by the number of months in the Notice Period; and (iii) a further lump sum payment equal to the average annual bonuses during the last three fiscal years preceding the Termination Date (or, if Mr. Yildirim has been employed for less than three fiscal years, then for the period of employment preceding the Termination Date), divided by twelve and multiplied by the number of months in the Notice Period. The agreement may also be terminated at any time by Mr. Yildirim, with 60 days’ notice, in which case Mr. Yildirim is only entitled to payments of salary and benefits through the date of termination.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

10.1	Executive Employment Agreement with Erdal Yildirim, dated October 10, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CanWest Petroleum Corporation (Registrant)
Date: October 10, 2006	/s/ Karim Hirji
	Name:	Karim Hirji
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Executive Employment Agreement with Erdal Yildirim, dated October 10, 2006.